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FINAL TRANSCRIPT

Conference Call Transcript

PALM - Palm Q4 and FY07 Finance Results.

Event Date/Time: Jun. 28. 2007 / 1:30PM PT

CORPORATE PARTICIPANTS

John Schaumburg

FINAL TRANSCRIPT

Jun. 28. 2007 / 1:30PM PT, PALM - Palm Q4 and FY07 Finance Results.

Palm, Inc.—Investor Relations

Ed Colligan

Palm, Inc.—President, CEO

Andrew Brown

Palm, Inc.—CFO

CONFERENCE CALL PARTICIPANTS

Mike Abramsky

RBC Capital Markets—Analyst

Luk Leu

UBS—Analyst

Mike Ounjian

Credit Suisse—Analyst

Jonathan Goldberg

Deutsche Bank—Analyst

Aaron Husock

Morgan Stanley—Analyst

Priscilla Wall

Merrill Lynch—Analyst

Admer Refrodieski

Lehman Brothers—Analyst

James Faucette

Pacific Crest Securities—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Palm fourth quarter and fiscal year 2007 financial results call. My name is Melanie, and I’ll be your coordinator for today. At this time, all participants are in a listen-only mode. We will conduct a question-and-answer session at the end of this conference. (OPERATOR INSTRUCTIONS) I would now like to turn the call over to Mr. John [Schaumburg]. Please proceed sir.

John Schaumburg—Palm, Inc.—Investor Relations

Thank you, good afternoon, everyone. I would like to welcome you to Palm’s fourth quarter and fiscal year 2007 financial results conference call. On the call today are Ed Colligan, CEO and President, and Andy Brown, Chief Financial Officer. Today’s call is being recorded and will be available for replay on our investor relation’s website at www.palm.com. I’d like to remind everyone that today’s comments including the question and answer session will include forward-looking statements, including, but not limited to a forecast of future revenue and earnings and other financial and business activities. These statements are subject to risks and uncertainty that may cause actual results and events to differ materially. These risks and uncertainties are detailed in Palm’s filings with the Securities and Exchange Commission including its quarterly report on Form 10Q for the fiscal quarter ended March 2nd, 2007, and its annual report on Form 10K for the fiscal year ended June 2nd, 2006.

Palm undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after this call. Please note that today’s results will be reported on a non-GAAP basis, except where it’s specifically noted in the commentary as GAAP results or estimates. Non-GAAP reporting is provided to help you better understand our business. However, non-GAAP financial results are not meant to be considered in isolation or as a substitute for, or superior to, GAAP results. You should be aware that non-GAAP measures have inherent limitations and should be used only in conjunction with Palm’s consolidated financial statement, prepared in accordance with GAAP. Our press release includes a table detailing the non-GAAP measures together with the corresponding GAAP numbers and our reconciliation to GAAP. You can also find this information posted on our investor relation’s website. The slides that accompany this call include both GAAP and non-GAAP measures and are also available on our Investor Relations website. We encourage listeners to review these items. And now I’d like to turn the call over to Ed Colligan.

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Jun. 28. 2007 / 1:30PM PT, PALM - Palm Q4 and FY07 Finance Results.

Ed Colligan—Palm, Inc.—President, CEO

Thank you, John. Good afternoon, everyone, and thanks for joining us. I will review some of the highlights of Q4 in our 2007 fiscal year and review plans for the upcoming year. I will then turn the call over to Andy Brown, who will cover the details of our financial performance and our guidance for Q1 2008. We are proud of our many accomplishments during the last year. We are pleased to report Smartphone sell through grew 34% to 2.7 million units for the year and now represents 80% of our total revenue, up from 69% last year. In the fourth quarter, our Smartphone sell through reached a record high, 250,000 units, up 43% year-over-year. Second, we launched several new Smartphone products since last June and are excited about our recent launch of the Foleo. We strongly believe that this will be another major growth category for Palm and the dawning of another major design era of mobile computing. Finally, we believe our recently announced deal with Elevation Partners, sets us up well to attract the world class talent we are going to need to scale our business and to make the investments in our business for future expansion.

We are at the beginning of a major shift in the mobile communications market as users demand more and more capabilities and performance from their mobile products. Palm is committed to building the most compelling and intuitive mobile commuting solutions in the world. This is going to take extraordinary focus and all the dedicated efforts of our team. Fortunately, we have an excellent team with the experience and knowledge to deliver great solutions. And with our recent announcement and expected closing of our transaction with Elevation Partners, we are going to add significantly to our strengths. I am delighted that my team and I were able to bring the Elevation deal from concept to reality. Elevation will bring a group of partners with a unique perspective in the mobile device, online content and web 2.0 arena. John Rubenstein will bring outstanding experience in small form factor device integration and high volume product delivery capabilities with high quality standards. I am already consulting with John on the plan to build our product delivery capabilities and establish strength and relationships with key companies in our industry.

We expect to schedule our shareholder vote at the end of August or early September, depending on various regulatory approvals. We spent several days meeting with investors and are very excited about the response we are getting to the announcement. For the year ahead, we expect to continue to drive for great product execution and differentiation and to build our intellectual property position and defensibility. These efforts will be combined with a relentless focus on continuous improvement on: quality, our ability to reach more carriers and more geographies more quickly, and a strong drive for revenue growth and profitability. As a part of our long-term planning, I recently made some changes to increase the effectiveness of our organization and drive our performance. I reorganized our team around two distinctive product lines.

Our Windows Mobile products will be developed under a highly leveraged ODM model, where we can take advantage of the strong capabilities of our ODM partners. These products will be designed and specified by our internal Windows Mobile group. But more execution of the products will be done in conjunction with our ODM partners using their Windows Mobile expertise and radio design platforms. We believe this will enable us to get a broader range of solutions to market faster, to leverage our brand and customer connections and deliver more compelling solutions for our medium-sized business and Enterprise customers, who are demanding Windows Mobile based solutions. Our second major project group — product group will be focused on building solutions for our consumer, prosumer and small business customers. This group will focus on leveraging our Palm system software efforts, our in-house platform designs and our services initiatives to create the most compelling end user solutions. Our goal is to deliver the best, most flexible mobile computing solution and one which we believe will prove to be more compelling than any other mobile consumer solution on the market.

Finally, as you may know, we have recently announced our Foleo mobile companion products. That will work in conjunction with, and in support of, both our Windows Mobile and Palm OS-based products. Foleo has had mixed reviews from the pundits, but an extremely enthusiastic response from potential customers. I am completely confident that we have redefined what it is to be a full-function mobile computer. You can think about laptops today as the next generation of desktops, desktops that you dock and take with you. But they’re still desktops with all the baggage and complexity of a heavy operating system and hardware computing environment. Foleo is the first mobile device designed from the ground up as a mobile computing solution focused on the true usage patterns and necessities of the mobile user. It’s simple, Instant-on, Instant application switching environment is based on a small hardware and cost footprint and we believe it’s simple, solid state design will prove to be the fundamental design center of future mobile computers. Both the sophisticated and the novice user values simplicity and that is the basis of Foleo, the most simplified yet powerful computing solution for you on the go. Palm has defined two categories of mobile computing in the past and Foleo is the third. Foleo is designed with significant focus on our ability to develop the best software environment for user and developers. Some of our effort on both future Treo platforms and for Foleo are already being supported by a broad range of developers and we expect to support — that support to continue to grow.

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Jun. 28. 2007 / 1:30PM PT, PALM - Palm Q4 and FY07 Finance Results.

So today, Foleo is a companion to your Smartphone, targeted squarely at robust e-mail access. But tomorrow it will be a full-fledged mobile computing platform with a broad range of application support. We are very excited about those possibilities and so are our customers. We have already been approached by a wide range of customers from all walks of life, dying to get their hands on Foleo. Enterprise has won a more simplified solution for some of their knowledge workers that they can easily configure and update. Education institutions feel it truly could be the first accessible computer from a cost and form factor standpoint. Vertical applications in the military, pharmaceutical, utilities and other areas find a low cost, small form factor, Linux-based alternative very attractive. And of course, your average computer user who is frustrated and intimidated by the complexity of standard computing platforms finds it incredibly desirable. All of these will be opportunities for Foleo as the platform matures.

During the year ahead, we will also focus on efficiency and quality. As noted earlier, I’ve already begun the year by making changes to our organization that I believe will make us more effective in delivering our products to the market. I also recognize that we have to improve our efficiency, as our R&D spending has continued to climb as a percentage of our revenue. We expect it to trend down during the fiscal year, but today this investment is critical to delivering the kinds of products necessary to compete and excel in this very competitive environment. I am incredibly excited about our future products, but to get them we have to make the critical investments and we appreciate your support in making these investments. We believe our investments today will result in significant shareholder value creation in the future.

For our fiscal 2008, you can expect to see a number of major new product deliveries. Of course, the Foleo will be delivered, but also a range of Smartphone products that will reach new customers and new demographics, as well as expand our carrier reach. For this fiscal year we have set five core objectives and we will track our progress throughout the year based on these objectives. Number one, we expect to deliver revenue growth and profitability with significant increase in our Smartphone sell through. Two, we will deliver major new platforms on both the hardware and software front to increase our differentiation and build our defensibility. Three, we will drive hard on improving quality, predictability and time to market while working to drive out costs throughout our supply chain. Four, we will do a better job of leveraging our ODM partners to more effectively scale our product line and better leverage our Windows Mobile partnership with Microsoft. Finally, we will establish Foleo as a new category in computing by creating and nurturing a strong developer community, expanding our distribution and delivering a world class product experience.

Let me close by saying that we believe we have just thrown out the first pitch in a nine-inning game. The shifts in the computing and communications markets are just beginning. We are energized by the opportunities that our expected partnership with Elevation Partners will bring to the game. Both we and Elevation are confident that Palm is in the beginning stages of one of the biggest market and growth opportunities in the history of technology. We are committed to building the most compelling and intuitive mobile computing products in the world and honoring your investment in us by delivering great long-term shareholder value. A big thanks to our team who has stayed focused and continues to deliver great mobile computing solutions, customer support and services to our customers. I know they are reenergized and totally focused on executing at an even higher level this year. I’ll now turn the call over to Andy to discuss the details of our Q4 and FY ‘07 results and our guidance looking forward to Q1 of FY ‘08. Andy?

Andrew Brown—Palm, Inc.—CFO

Thanks, Ed. And good afternoon everyone. Before I start, I would like to reiterate that all the commentary today is based on non-GAAP financial measures, except where specifically identified as GAAP. I encourage you to refer to the reconciliation of GAAP to non-GAAP financial results that is posted to the Palm website and is included in the press release. Focusing on the full year’s results, our revenue for fiscal 2007 declined 1% to $1.56 billion from fiscal 2006. Fiscal 2007 gross margins increased to 37%, from 33% in the year-ago period, driven by reduced royalty costs and continued reduction of component costs.

Our operating expenses increased year-over-year by 24% to $477 million, as we continue to invest in our product delivery engine and sales and marketing to expand our global presence and brand. This resulted in operating margin of 6.4% versus 8.6% in fiscal 2006 and diluted earnings per share of $0.70, compared to $0.85 in fiscal 2006. Smartphone revenue grew 15% to $1.25 billion on unit shipments of 2.7 million. Unit sell through for Smartphones grew 34% year-over-year to 2.7 million units while overall channel inventories remained flat. Smartphones represented 80% of our overall revenues in 2007, versus 69% in fiscal 2006. The growth in Smartphones was more than offset by accelerated declines in the hand-held business where we experienced a 37% year-over-year decline in net revenue. Hand-held units shipped declined 35% and hand-held sell through declined 31%, which accelerated in the second half of the fiscal year to almost 40%. We expect our hand-held business to continue to decline as similar rates as we move into fiscal 2008.

Looking more closely at Q4 of fiscal 2007, revenue was $401.3 million, down slightly from $403.1 million in Q4 of fiscal 2006. During the quarter, we saw a record sell through for Smartphones offset by declines in the hand-held business. Gross margin for the quarter increased to

FINAL TRANSCRIPT

Jun. 28. 2007 / 1:30PM PT, PALM - Palm Q4 and FY07 Finance Results.

38.3% compared with 37.2% in the year-ago period and 37% sequentially. Gross margin was positively impacted by an update to the redemption rate assumptions for our mail-in rebate reserves based on new data received from our carrier partners. Had this not occurred, gross margins would have been approximately the same as Q3. Operating expenses for the fourth quarter were $130.4 million, slightly higher than we had expected, primarily due to increased product development costs for future products and legal action settlement costs. This resulted in operating income of 5.8% of revenue and earnings per diluted share of $0.17. Revenue mix for the quarter was 86% Smartphones and 40 — 14% handhelds, unchanged from the previous quarter.

Smartphone revenue for the fourth quarter was $344.2 million on shipments of 730,000 units. Smartphone sell through continued to be robust at a record 750,000 units. This represents a year-over-year increase of 43%, as customers continue to make Treo their Smartphone of choice. Hand-held revenue for the quarter was $57.1 million, a 43% decline year-over-year, reflecting sales of 298,000 units. Hand-held sell through for the quarter was 314,000 units, a 36% decline year-over-year and inventory held by our channel partners was 6.1 weeks. In Q4 2007, we generated 76% of our revenues from the U.S. and 24% internationally, substantially unchanged from the prior quarter.

Looking at the balance sheet, our cash and short-term investment balance increased from the prior quarter to $546.7 million. The cash balance does not include proceeds from the land sale which closed on June 20th, with net proceeds to the Company of approximately $64 million. Cash flow from operations was strong at 400 — 4 — $42.9 million for the quarter, and $168.2 million for the full fiscal year. Accounts receivable decreased sequentially to $204.3 million, and DSOs were 46 days in our expected range. Inventories increased sequentially to $39.2 million and turns decreased slightly to 26 times, also in our expected range.

Looking to Q1 fiscal 2008, I will be providing guidance assuming no changes for the recapitalization we expect to complete in August or September. Once that occurs, we may update guidance as appropriate. We currently expect revenue to be between $355 million and $365 million. We expect sell through for Smartphones to have healthy, year-over-year growth with handhelds declining at a similar rate to what we experienced in Q4 on a year-over-year basis. Factored into our outlook is the expected seasonal slowdown, particularly in Europe and the uncertainty around competitive product launches. We anticipate gross margin will be in the range of 37% to 37.5%, consistent with what we have seen in the second half of fiscal 2007. We do however anticipate that gross margin will moderate during the year, towards the 34% to 36% range as we enter new — introduce new products, starting in fiscal Q2. Operating expenses are expected to be in the range of $125 million to $128 million, slightly lower than Q4 fiscal 2007, as we see savings from recent changes we have made, particularly in the product development area. We expect that product development cost will remain relatively flat on a quarterly basis throughout the year, as we leverage our ODM partners more effectively.

The annual tax rate for Q1 is expected to be 40%, resulting in earnings per diluted share of $0.07 to $0.09. On a GAAP basis, we expect an $8 million to $9 million total charge to earnings for the recently implemented organizational changes, which will include severance and facility closure costs, of this we expect $6.5 million to $7.5 million will be incurred in Q1, with the remainder in Q2. I will now turn the call over to the operator for your questions.

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Jun. 28. 2007 / 1:30PM PT, PALM - Palm Q4 and FY07 Finance Results.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) And stand by for our first question. And our first question comes from the line of Mike Abramsky with RBC Capital Markets. Go ahead.

Mike Abramsky—RBC Capital Markets—Analyst

Yes. Thanks very much. Ed, can you just help us understand why Smartphone growth was down 3% quarter-over-quarter? What’s happening with regard to sell-in there? We just saw RIM results came up; they’ve sort of been obviously very strong in terms of their outlook. Is there something that — is this situation expected to as you say turn around in time? Do you — what do you see for the next few quarters in terms of momentum and what’s going on?

Ed Colligan—Palm, Inc.—President, CEO

Yes, Mike, I think obviously RIMM’s numbers are impressive. I think you’ve got to look at our sell through which is what we’re tracking most closely, which is really delivery to end user customers and year-over-year they’re up 43%, which I think by most measurements would be really healthy growth. I think at the end of the day on the revenue side we did introduce some lower price products, the Treo 680 for instance and our ASPs have moderated some. Also, on the sell-in side, we continue to manage inventories in the channel, make sure our carriers are in proper position there. Of course, we would like to be selling more. Certainly like to drive the growth higher. But relative to where we are in the business, where we are in our product cycles, we’re pretty pleased with the 43% year-over-year sell through growth.

Mike Abramsky—RBC Capital Markets—Analyst

Do you see this situation getting worse before it gets better?

Ed Colligan—Palm, Inc.—President, CEO

No. I think we’re basically — what you’re seeing in some of our numbers are the hand-held business is declining certainly more rapidly than we had expected early in the year, and so that’s certainly putting somewhat of a drag on our top line growth. But the Smartphone numbers continue to be strong and we hope with new product launches can even be stronger into this fiscal year.

Mike Abramsky—RBC Capital Markets—Analyst

Okay. And thank you. And the last very briefly. There’s been speculation I think on some that the pending iPhone will have some headwind effect, maybe to your momentum. And I’m just wondering if you could comment on that.

Ed Colligan—Palm, Inc.—President, CEO

We’re certainly taking as we said the competitive product launches in this quarter into consideration in our guidance. Yes, I have almost never seen the kind of feeding frenzy we have in the media right now around anything. I can’t remember something in any walk of life that has gotten quite the level of attention this has. We expect it to be a very successful product. I don’t know if it can possibly live up to the hype. But we’re taking into account that certainly there will be some stall for at least a couple weeks while people check them out and they will have 30 days to return it, so we hope we’ll benefit from that, if that happens.

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Jun. 28. 2007 / 1:30PM PT, PALM - Palm Q4 and FY07 Finance Results.

Mike Abramsky—RBC Capital Markets—Analyst

Okay. Thanks very much.

Ed Colligan—Palm, Inc.—President, CEO

Okay.

Operator

Our next question comes from the line of Maynard Um, go ahead.

Luk Leu—UBS—Analyst

This is Luk Leu for Maynard. Can you give us some color, how many new carriers have you got last quarter?

Ed Colligan—Palm, Inc.—President, CEO

New carriers?

Luk Leu—UBS—Analyst

Yes.

Ed Colligan—Palm, Inc.—President, CEO

I don’t know the exact number. I think we’re from 85 to 93 or something was the number I saw. We don’t track that too closely. We try to look at where is our new opportunities for new product growth and that results in new carriers sometimes. But really focus more on the top 10 carriers in the world is where we try to put most of our energy.

Luk Leu—UBS—Analyst

In terms of region, what is the strongest growth came from.

Ed Colligan—Palm, Inc.—President, CEO

Strongest growth region?

Luk Leu—UBS—Analyst

Yes.

Ed Colligan—Palm, Inc.—President, CEO

I would say the strongest growth region is probably APAC, was the strongest growth region. Year-over-year, EMEA — EMEA did quite well in the Smartphone area. But certainly had some significant declines in handheld.

Luk Leu—UBS—Analyst

Okay. Just another question. During last quarter, can you give us the spread between the Smartphones? The percentage?

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Jun. 28. 2007 / 1:30PM PT, PALM - Palm Q4 and FY07 Finance Results.

Ed Colligan—Palm, Inc.—President, CEO

86 — revenue split?

Luk Leu—UBS—Analyst

I mean I tried to understand in terms of units, percentage wise, what’s the percentage of the Smartphone were based on Microsoft Windows system and what’s the percentage based on Palm?

Ed Colligan—Palm, Inc.—President, CEO

Yes, we — approximately at this point we’re at about a little bit less than 50% Windows Mobile and a little bit more than that are Palm OS-based products.

Luk Leu—UBS—Analyst

What’s the trend that you see? Is this sustainable?

Ed Colligan—Palm, Inc.—President, CEO

Well, the trend is from 100% Smartphone or 100% Palm OS. So, we’ve obviously seen significant growth in Windows Mobile and we expect to continue to see that. Part of the structuring that I talked about was to invest more in Windows Mobile in the sense of really dedicated team trying to drive with a broader range of ODMs. We really think we can leverage our brand even more than we have to date, deliver more products to market more quickly. Our brand and distribution, our carrier relationships and are brand are two things that we really think we can leverage on the Windows Mobile side even more effectively than we can.

Luk Leu—UBS—Analyst

From a margin perspective, because you already have a deal to pay a flat fee for the Palm OS system, right? So the more units you ship, you should get higher margin, but on the other hand, if you ship more window-based product the margin will not —

Ed Colligan—Palm, Inc.—President, CEO

It’s, pardon the pun, but it’s reasonably marginal, the difference, and also the reality is we want to do the right thing to serve the most customers. This is a big growth market. We got to look at the right opportunities and make the right decisions relative to mix, based on the opportunities that are available to us. We see Windows Mobile particularly playing more strongly in the enterprise medium businesses and also internationally in our Palm OS products being more consumer based. So we will drive in that direction. But 2% to 3% difference in the grand scheme of the growth we can have and the dollars we can generate is not a reason to — or certainly not the only reason to focus more on Palm OS products. I think we’re going to focus on both platforms.

Luk Leu—UBS—Analyst

Alright. Thank you.

Ed Colligan—Palm, Inc.—President, CEO

Thank you.

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Jun. 28. 2007 / 1:30PM PT, PALM - Palm Q4 and FY07 Finance Results.

Operator

Our next question comes from the line of Mike Ounjian with Credit Suisse. Go ahead.

Mike Ounjian—Credit Suisse—Analyst

Great. Thanks for taking the question. I guess Ed, could you give us an update as to how we should think about the timing of new products coming out, just related to your sort of broader platform strategy, and then also related to the new operating system development efforts?

Ed Colligan—Palm, Inc.—President, CEO

Yes. Well, in general the new platform strategy, I think that the next calendar year is the time frame. We’re not going to get into specifics on that. I think the reality is we’ll deliver some new Smartphone products through the rest of this calendar year on both our Windows Mobile and Palm OS platforms. And products based on the new Linux-based platforms that we’re working on, that won’t be until sometime next year.

Mike Ounjian—Credit Suisse—Analyst

Okay. Great. But we should expect to see some more diversification of the product portfolio in terms of price points and tiers in the market, this year or is —

Ed Colligan—Palm, Inc.—President, CEO

Yes. Absolutely. We’re not waiting for next generation platform development to deliver some great new products.

Mike Ounjian—Credit Suisse—Analyst

Okay. Alright. And Andy, on the — in terms of the Smartphone mix this quarter, what was the — how much of it was really in the enterprise and small medium business market?

Andrew Brown—Palm, Inc.—CFO

Yes. We don’t get precise data on that as you’re aware. We continue to estimate in the 30%, maybe 35% range is what I call going through B-to-B channel of our carrier partners, and the remainder being — the vast majority obviously being through the retail stores.

Mike Ounjian—Credit Suisse—Analyst

Right. Okay. And then lastly, Andy, on — looking at the hand-held business, I think it obviously we’re expecting declines, seems to be declining somewhat faster even than expected in the near term that’s having some impact on your profitability. Does that affect in any way your thought process on the capital structure and the NS transaction this summer to add a good amount of leverage to the balance sheet?

Andrew Brown—Palm, Inc.—CFO

No. If you think about the hand-held business, it’s basically about 15% of our revenues and some — and it is contributing profitably to the business. So it is generating cash flow at this point in time. Obviously we’re clearly monitoring this very carefully. We said for many years that our objective here is to maximize profitability and cash flow and to the extent that we can’t do that then we potentially make another decision about this business.

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Jun. 28. 2007 / 1:30PM PT, PALM - Palm Q4 and FY07 Finance Results.

Mike Ounjian—Credit Suisse—Analyst

Great. Thank you very much for taking the questions.

Operator

Our next question comes from the line of Jonathan Goldberg with Deutsche Bank. Go ahead.

Jonathan Goldberg—Deutsche Bank—Analyst

Hi, thanks for taking my call. I just wanted to ask quickly about headcount. How is that — how is your staffing structure changing right now? What was your headcount at the end of the quarter?

Ed Colligan—Palm, Inc.—President, CEO

At the end of the quarter it’s somewhere in the range of 1,100.

Jonathan Goldberg—Deutsche Bank—Analyst

That — is that down?

Ed Colligan—Palm, Inc.—President, CEO

That’s down. We had some restructuring efforts during the quarter and we reduced approximately 100 people and it was through some — but some of those are in transition and so forth. So it’s somewhere in that range.

Jonathan Goldberg—Deutsche Bank—Analyst

So could you just give us a sense of where are you cutting people? I think you’re also hiring people in other areas.

Ed Colligan—Palm, Inc.—President, CEO

Yes.

Jonathan Goldberg—Deutsche Bank—Analyst

Where are you cutting? Where are you adding?

Ed Colligan—Palm, Inc.—President, CEO

Well, it’s really about effectiveness and efficiency. At some level — not as much driven by cost. I mean, obviously you want to save costs if there’s really some things out of whack. But really the idea was to flatten the organization. I wanted to essentially get closer to development so we looked at some management ranks in both development and other areas of the Company and said geez, do we need all of this and let’s make sure we’re being as effective as possible there. The second thing was the whole reorganization around really a Windows Mobile product group and our Palm OS systems, trying to really get some more leveraged focus around Windows Mobile, so that was another — a big change. Finally, we decided to consolidate our e-mail and messaging development efforts into — back into Sunnyvale. They were in a facility in Andover and we’re making a change there. So those are the three big actions that were taken.

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Jun. 28. 2007 / 1:30PM PT, PALM - Palm Q4 and FY07 Finance Results.

Jonathan Goldberg—Deutsche Bank—Analyst

Okay. And then my last question is on capital structure. Assuming the investment, the recap with Elevation goes through, you’re going to have a pretty levered relative to now you’re going to have a pretty levered capital structure. With all of the changes and the accelerating changes in the competitive environment, does that concern you that you’ll be able to keep pace? Or you — gives you a lot less room to maneuver. Are you confident you’ll be able to have the capital you need to respond?

Ed Colligan—Palm, Inc.—President, CEO

Yes. We’re supremely confident we’ll have the capital we need. We continue to generate profits. We have excellent cash flow management. We expect to have somewhere in the range of $400 million of cash in our balance sheet when — in the timing of the transaction close. And so we think the actually our capital structure is appropriately leveraged to return capital to our shareholders, if there was excess, and also allow us to continue to have opportunities to invest in the various things we want to invest in. We really think it still looks good.

Andrew Brown—Palm, Inc.—CFO

The other thing, I mean, to echo Ed’s comments, the fact is that our net — our net debt to EBITDA is going to be less than 1%, so I mean I would hardly call that a leveraged situation. So we’re extremely confident about our ability to operate in this capital structure. We think it’s more optimized than it is anything else, to be honest with you.

Jonathan Goldberg—Deutsche Bank—Analyst

Okay. Thank you.

Ed Colligan—Palm, Inc.—President, CEO

Thank you.

Operator

Our next question comes from the line of Aaron Husock with Morgan Stanley. Go ahead.

Aaron Husock—Morgan Stanley—Analyst

Great. Thanks for taking my question. So, by my math, it looks like your Smartphone ASPs were actually up slightly in the May quarter. Can you kind of talk about what drove that? And then the decline in Smartphone sales in the August quarter, how should we think of coming that as coming from ASP declines versus unit declines?

Andrew Brown—Palm, Inc.—CFO

Yes, yes, Aaron, on the ASP increases, you’re correct, there was a slight increase in ASPs during the quarter. That was primarily driven by the update that I had mentioned with respect to the redemption rates of the mail-in rebate which impact both revenues and gross margin. So that was the primary driver there. Otherwise we would have been pretty close to flat on the ASPs.

Aaron Husock—Morgan Stanley—Analyst

Okay.

FINAL TRANSCRIPT

Jun. 28. 2007 / 1:30PM PT, PALM - Palm Q4 and FY07 Finance Results.

Andrew Brown—Palm, Inc.—CFO

Okay. And then on the — I think the question was on the guidance. One of — like we said, on the guidance I think we’re taking prudent measures to take into account all factors in the marketplace. One is clearly that August — our August quarter is typically the slowest quarter, particularly in Europe, and having lived there many years, I know that. There’s a lot of vacations taken. And we’re also taking — we’re also taking a prudent view of the competitive product offerings that are coming into the marketplace, I believe starting tomorrow.

Aaron Husock—Morgan Stanley — Analyst

But in general you think it will be more unit slowness in Europe and a unit impact from competitive offerings rather than some price discounting that you’re expecting on your end?

Andrew Brown — Palm, Inc. — CFO

Yes. I think that’s — yes, exactly. It’s less pricing and more so the other two items that I mentioned.

Aaron Husock — Morgan Stanley — Analyst

Okay. Okay. Great. And then just one more. It looked like international sales are now flat year-over-year. They had been — you had had a period of pretty solid growth there. And it looked like you were ramping up Smartphone penetration outside of the U.S. What do you think is going on there? What will is take for you to restart the growth in the international business?

Andrew Brown—Palm, Inc.—CFO

Well, the — Ed had mentioned earlier, we saw particular strength in APAC and to a great extent in — also in the rest of the Americas which would include Canada, Latin America and so forth. Our — we — with respect to where — it didn’t quite meet our expectations was primarily in Europe and that’s an area where we continue to increase resources to be able to drive revenues there. But it certainly didn’t quite meet our expectations over the past quarter.

Aaron Husock—Morgan Stanley—Analyst

Okay. Great. Thank you.

Operator

Our next question comes from the line of Vivek Arya. Go ahead.

Priscilla Wall—Merrill Lynch—Analyst

Hello. This is Priscilla Wall calling for Vivek Arya. Can you further discuss what are the implications of the weak guidance, to closing the deal of Elevation and potentially raising more debt? Should we still anticipate the close as [ELC] ramps their quarter calendar year?

Ed Colligan—Palm, Inc.—President, CEO

I’m sorry. I didn’t understand the first part of your question. Could you restate that?

Priscilla Wall—Merrill Lynch—Analyst

My question is on the weak guidance for 1Q. Would that have any implications on closing the deal? Like, would take longer to close the deal with Elevation or raising debt in the future.

FINAL TRANSCRIPT

Jun. 28. 2007 / 1:30PM PT, PALM - Palm Q4 and FY07 Finance Results.

Ed Colligan—Palm, Inc.—President, CEO

Well, you’re talking about our guidance today. There is no re-guidance on Q1. Are you talking about, Andy mentioned that after we close that deal we might come back with some —

Priscilla Wall—Merrill Lynch—Analyst

No, I’m saying the weak guidance.

Ed Colligan—Palm, Inc.—President, CEO

Oh, weak. Okay.

Priscilla Wall—Merrill Lynch—Analyst

Sorry.

Ed Colligan—Palm, Inc.—President, CEO

Okay. No, we don’t expect our guidance today to have any effect on the closure of that relationship.

Priscilla Wall—Merrill Lynch—Analyst

So we should still expect it to close sometime in 3Q this year.

Andrew Brown—Palm, Inc.—CFO

Yes, third calendar, yes, third calendar quarter. That is correct.

Priscilla Wall—Merrill Lynch—Analyst

Okay. Can you also discuss the potential impact of the Foleo on the gross margin once it’s launched.

Ed Colligan—Palm, Inc.—President, CEO

The Foleo on gross margin, really, if anything, it would be minor up or down. It’s certainly in the same line relative to margin as our other products.

Priscilla Wall—Merrill Lynch—Analyst

Okay. Thanks.

Ed Colligan—Palm, Inc.—President, CEO

Thank you.

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Jun. 28. 2007 / 1:30PM PT, PALM - Palm Q4 and FY07 Finance Results.

Operator

(OPERATOR INSTRUCTIONS) And our next question comes from the line of with Admer Refrodieski of Lehman Brothers. Go ahead.

Admer Refrodieski—Lehman Brothers—Analyst

Thank you guys for taking the question. Ed, I wanted to ask a quick question about some of this reorganization within your product lines, particularly, around the leveraging — increased leverage of the ODM partners. How should we think about sort of the product development cycle with that shift in strategy and the potential impact on sort of your margin structure?

Ed Colligan—Palm, Inc.—President, CEO

Well, I mean, it’s a new development. It’s something we need to think about carefully relative to margins. We believe that we can run that element of our business even more efficiently. We’re making less direct R&D investments in that because the ODM partners have gained a lot of expertise in the area, particularly in the area of Windows Mobile. So the thinking here is to leverage that more effectively, we can have — we can do a lot of design and specification and ideation around products there and bring some of our secret sauce, but leverage a lot of their expertise for the execution and we think that can be a very leveraged model and also allow us to put a wider range of products out more quickly. What we — one of the things that enabled this over the last year was the fact that we have diversified our ODM partner positions and we now work with four different ODMs and the vast majority of our products a year ago were shipped to us by one. So it gives us ability to leverage a broad range of road maps that are already being worked on and a lot of expertise that’s been developed in the last couple years with those partners. And the one thing that we strongly bring to the party is some software differentiation, some design differentiation and certainly our distribution and our brand position, and those are things we think we can leverage into driving that business faster and higher.

Admer Refrodieski—Lehman Brothers—Analyst

Do you think that the number of ODMs that you currently work with is the ideal number, or perhaps we should see additional ODMs added to the mix?

Ed Colligan—Palm, Inc.—President, CEO

I think you may see a mix shift from time to time, but I think the number we have is probably a reasonable number to work with.

Admer Refrodieski—Lehman Brothers—Analyst

Okay. And then lastly, in terms of the Foleo, I know you had touched on a little bit when it comes to the gross margin structure, how should we think about sort of the contribution to revenue? I mean, not that you’re giving guidance —

Ed Colligan—Palm, Inc.—President, CEO

This is really a building year for it. We are expecting reasonably low expectations right now around it. Our guidance takes that into account. We’ve got to build this platform. Whenever you define and develop new categories, it takes some time to get those things off the ground. So we’re not putting any big expectations against it. We really think it’s a long-term play and a great opportunity.

Admer Refrodieski—Lehman Brothers—Analyst

And then lastly on the Foleo side, how should we think about in terms of investment dollars that have been allocated to the product? Can you give us a sense in terms of perhaps percentage of R&D? Is it a major contributor from that perspective?

FINAL TRANSCRIPT

Jun. 28. 2007 / 1:30PM PT, PALM - Palm Q4 and FY07 Finance Results.

Ed Colligan—Palm, Inc.—President, CEO

No, no, no, we’ve really tried to make a prudent investment in it. It is a new category for us and it’s one of those things where you constantly got to be investing and what you hope is the next big thing. If you’re always doing incremental investments against the existing line you never do break-out things. So it’s something that we try to do — is game-changing products. We think this will be one of them over time.

Andrew Brown—Palm, Inc.—CFO

Just for clarity sake, we’ve been investing in Foleo for the past three years, so this isn’t something where it’s just an investment here relatively shortly.

Admer Refrodieski—Lehman Brothers—Analyst

Okay. Well, thank you very much, guys.

Ed Colligan—Palm, Inc.—President, CEO

Thank you.

Andrew Brown—Palm, Inc.—CFO

Thank you. I think we’ll take one more call.

Operator

Our final question comes from the line of James Faucette with Pacific Crest. Go ahead.

James Faucette—Pacific Crest Securities—Analyst

Thank you. Thanks for taking my call. Most of my product-related questions have been answered. But I just had a couple questions related to the restructuring process. In terms of — can you give a little more granularity in terms of expected timing and what has to happen between now and the shareholder vote as it relates to the recapitalization.

Andrew Brown—Palm, Inc.—CFO

The recapital — okay, the recapitalization, yes, we need the final proxy. As I think we mentioned on June 4th when we made the announcement. And depending on the review by the SEC, it could be as little as a couple weeks, or it could be a more extensive review. If it’s the shorter time period we would anticipate there would be a shareholder vote sometime toward the end of August. Otherwise it’s probably going to be sometime in September.

James Faucette—Pacific Crest Securities—Analyst

Okay. And then post the — assuming approval, post that, what is the lag between the approval and actually executing the transactions?

Andrew Brown—Palm, Inc.—CFO

In the neighborhood of a couple of days.

FINAL TRANSCRIPT

Jun. 28. 2007 / 1:30PM PT, PALM - Palm Q4 and FY07 Finance Results.

James Faucette—Pacific Crest Securities—Analyst

Okay. And then, finally, back on June 4th, when you talked about where you expect your balance sheet to stand, part of that was based on the sale of some property for roughly $60 million, if I remember correctly. Can you just give us an update if that has closed or is marching toward closure as expected.

Andrew Brown—Palm, Inc.—CFO

Actually, that property closed last Wednesday, June 20th, and for approximately a net gain of approximately $64 million.

James Faucette—Pacific Crest Securities—Analyst

Okay. Great. Thank you very much, gentlemen.

Andrew Brown—Palm, Inc.—CFO

Okay.

Ed Colligan—Palm, Inc.—President, CEO

Thank you. Thanks for joining us today on the call. We look forward to speaking with you next quarter. Thank you.

Operator

LADIES AND GENTLEMEN, THANK YOU FOR YOUR PARTICIPATION IN TODAY’S CONFERENCE. THAT DOES CONCLUDE THE PRESENTATION. YOU MAY NOW DISCONNECT. HAVE A GOOD DAY.

Additional Information and Where to Find It

In connection with the Preferred Stock Purchase Agreement and Agreement and Plan of Merger, Palm will file a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). Shareholders of Palm are urged to read the proxy statement and any other relevant documents when they become available because they contain important information. Investors and security holders can obtain free copies of the definitive proxy statement and other relevant documents when they become available by contacting Palm Investor Relations, Palm, Inc., 950 West Maude Avenue, Sunnyvale, CA 94085, USA, telephone: (408) 617-7626. In addition, documents filed with the SEC by Palm are available free of charge at the SEC’s web site at www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Palm in connection with the transaction, and their interests in the solicitation, can be found in Palm’s filing on Schedule 14A made with the SEC on June 4, 2007.